UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2013 (August 2, 2013)

LUMINEX CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-30109	74-2747608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12212 TECHNOLOGY BLVD., AUSTIN, TEXAS	78727
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 219-8020

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On August 7, 2013, Luminex Corporation (the “Company”) announced a plan to restructure its Assay and Related Products (“ARP”) Segment's Newborn Screening Group and close its Brisbane, Australia office. This plan was put in place on August 2, 2013 to reduce expenses and better align the Company's resources with its focused growth initiatives.  The plan is currently anticipated to be complete by the end of the first quarter of 2014. As a result of the plan, the Company expects to record a restructuring charge totaling approximately $7.0 to $8.0 million comprised of approximately $4.5 to $5.0 million incurred in connection with the closure of our Brisbane, Australia office, approximately $1.5 to $2.0 million to write down inventory and fixed assets related to our NeoPlex4 assay and approximately $1.0 million related to the elimination of approximately 5% of the Company's current employment positions. Approximately half of the restructuring charge is expected to be expensed in the quarter ending September 30, 2013, with the remainder expected to be expensed in the quarters ending December 31, 2013 and March 31, 2014.  The Company expects approximately $1.1 million of the total charge to be in the form of cash expenditures, the majority of which is expected to be paid out in the quarters ending September 30, 2013 and December 31, 2013. The Company expects the changes, when completed, to result in annualized operating cost savings of approximately $5.0 to $6.0 million.
On August 7, 2013, the Company issued a press release announcing the plan. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Luminex Corporation dated August 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2013	LUMINEX CORPORATION

	By:	/s/ Harriss T. Currie
		Name:	Harriss T. Currie
		Title:	Chief Financial Officer, Senior Vice President of Finance

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Luminex Corporation dated August 7, 2013.